Exhibit 10.30
FOURTH AMENDMENT TO LEASE
This FOURTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of November 11, 2010, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and CARDICA, INC., a Delaware corporation (“Tenant”).
RECITALS:
A. Landlord and Tenant are parties to that certain Office Lease dated April 25, 2003 (the “Office Lease”), pursuant to which Tenant currently leases approximately 29,614 rentable square feet of space (the “Premises”) in the building (the “Building”) located at 900 Saginaw Drive, Redwood City, California. The Office Lease, as amended by (i) the First Amendment dated January 21, 2004, (ii) the Second Amendment to Office Lease Agreement dated November 19, 2007, and (iii) the Third Amendment to Office Lease Agreement dated as of November 17, 2009, is referred to herein as the “Lease”.
B. The parties desire to amend the Lease on the terms and conditions set forth in this Amendment.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.
2. Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition.
3. Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on August 31, 2011. Landlord and Tenant hereby agree to extend the Lease Term for a period of four (4) years, from September 1, 2011, through August 31, 2015 (the “Extended Term.”), on the terms and conditions set forth in this Amendment. The Right of First Offer set forth in Article II of Exhibit F to the Office Lease is hereby deleted and shall be of no further force or effect.

4. Improvement Allowance. Landlord hereby grants Tenant an improvement allowance in the amount of $5.00 per rentable square foot of the Premises (i.e., $148,070.00) (the “Improvement Allowance”) to be used by Tenant in connection with the construction of alterations and refurbishment of improvements (the “Improvements”) in the Premises. The Improvement Allowance shall not be used by Tenant for any moving or relocation expenses, furniture or fixtures, or personal property. Any Improvements shall be made by Tenant in accordance with the terms of Section IX C of the Office Lease, and shall be subject to the terms of Section VIII of the Office Lease. Landlord shall disburse the Improvement Allowance to Tenant following the completion of the Improvements, and in accordance with Landlord’s reasonable and customary disbursement procedures, which include the requirement that Tenant provide invoices and other evidence of the costs incurred, and applicable lien waivers and releases. Notwithstanding the foregoing, (i) Landlord shall have no obligation to pay the Improvement Allowance to Tenant until after January 1, 2011, and (ii) any amount of the Improvement Allowance that has not been allocated or disbursed on or before December 31, 2011, shall revert to Landlord and Tenant shall have no further rights thereto. Landlord shall not charge a supervisory or construction management fee relating to the Sublease Improvements, but Landlord shall be permitted to recover from Tenant or deduct from the Improvement Allowance Landlord’s actual out-of-pocket fees paid by Landlord to third party consultants or service providers which Landlord determines reasonably necessary to facilitate its review and approval of the Improvements. Except as expressly provided above, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.
5. Rent.
5.1 Base Rent. Prior to January 1, 2011, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Office Lease. Commencing on January 1, 2011, and continuing through the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

		Monthly
	Annual	Installment	Monthly Rental Rate
Calendar Year	Base Rent	of Base Rent	per Square Foot
2011	$621,894.00	$51,824.50	$1.75
2012	$639,662.40	$53,305.20	$1.80
2013	$664,538.16	$55,378.18	$1.87
2014	$710,736.00	$59,228.00	$2.00
2015	$746,272.80	$62,189.40	$2.10
5.2 Additional Rent. Tenant’s Pro Rata Share, Tenant’s Monthly Expense and Tax Payment and all other monetary obligations of Tenant under the Lease shall remain in full force and effect, and shall not be modified by this Amendment.

6. Option Right. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), one (1) option to extend the Lease Term for a period of two (2) years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Extended Term, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) as of the end of the Lease Term, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; and (iii) the Lease then remains in full force and effect and Original Tenant or a Permitted Assignee occupies the entire Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of two (2) years. The rights contained in this Section 6 shall be personal to Original Tenant, and may not be exercised by any assignee, sublessee or other transferee.
6.1 Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (with appropriate consideration given to any “base year” or “expense stop” applicable thereto), including any included period increases in fixed rentals, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration all relevant factors, including the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building and those other class A life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Redwood City, California and the surrounding commercial area.

6.2 Determination of Option Rent. In the event Tenant timely exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the Lease Expiration Date. If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 6.2(a) through 6.2.7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord’s determination of Option Rent.
(a) Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of other class A life sciences buildings located in the Redwood City market area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 6.2, above, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”
(b) The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
(c) The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.
(d) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(e) If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 5.2.7(b), above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
(f) If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
(g) The cost of the Neutral Arbitrator shall be paid by Landlord and Tenant equally; each party shall pay its own Advocate Arbitrator.
(h) In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
7. Letter of Credit. Effective as of January 1, 2011, the amount of the Letter of Credit required to be maintained by Tenant under the Lease shall be reduced to $100,000. Promptly after such date, Landlord shall reasonably cooperate with Tenant in arranging for a reduction of the Letter of Credit currently held by Landlord, or for the issuance of a replacement letter of credit, so that the amount of the Letter of Credit held by Landlord is equal to such reduced amount. Any charges or fees imposed by the issuer in connection with such reduction or replacement of the Letter of Credit shall be paid by Tenant.
8. Notices. Notwithstanding anything to the contrary contained in the Lease, as of the date of this Amendment, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

if to Landlord:	HCP LS Redwood City, LLC
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806
Attention: Legal Department

and

HCP Life Science Estates
400 Oyster Point Boulevard, Suite 409
South San Francisco, CA 94080
Attention: Jon Bergschneider

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

9. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CB Richard Ellis and Jones Lang LaSalle (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
10. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	HCP LS REDWOOD CITY, LLC, a Delaware limited liability company
	By:	/s/ Jonathan Bergschneider
		Name:	Jonathan Bergschneider
Its: Senior Vice President

“TENANT”	CARDICA, INC., a Delaware corporation
	By:	/s/ Frederick M. Bauer
Its: Vice President
Date: 11/9/10

	By:	/s/ Robert Y. Newell
Its: CFO
Date: 11/9/10